Exhibit 99.1

News Release

Trustmark Announces Succession Plans

JACKSON, Miss. – December 10, 2019 – Trustmark Corporation (Nasdaq:TRMK) announced today that Gerard R. Host has been elected to succeed R. Michael Summerford as Chairman of the Board of Directors of Trustmark Corporation and Trustmark National Bank effective April 28, 2020, the date of the 2020 Annual Shareholders’ Meeting.  Mr. Host, with more than 35 years of experience at Trustmark, will remain Chief Executive Officer and will succeed Mr. Summerford who plans to retire from Trustmark’s Boards of Directors at the 2020 Annual Shareholders’ Meeting.  Mr. Summerford has been affiliated with Trustmark since 2005 and has served as its Chairman since 2016.  He previously served as President and Chief Operating Officer of ChemFirst, Inc., a publicly traded manufacturer of electronic and specialty chemicals, until his retirement in 2002.  “Under Mike’s guidance and leadership as Chairman, Trustmark has experienced significant growth and is well positioned for continued success.  We appreciate Mike’s many contributions to Trustmark,” said Gerard R. Host, President and Chief Executive Officer of Trustmark.

In addition, Duane A. Dewey, Chief Operating Officer of Trustmark National Bank, has been named President of the Bank and elected to the Board of Directors of Trustmark Corporation and Trustmark National Bank effective January 1, 2020.  Mr. Dewey joined Trustmark in 2003 and has held a number of executive management positions across the organization including President of Wealth Management and President of Corporate Banking.  Mr. Dewey currently serves as Chief Operating Officer of Trustmark National Bank and is responsible for all revenue generating activities in the organization.

“I am very pleased to have this opportunity,” stated Mr. Dewey.  “Trustmark is an outstanding organization committed to providing banking and financial solutions for our customers while strengthening our communities and building value for our shareholders.  Together with our experienced management team and dedicated associates, Trustmark is positioned for continued success.”

Mr. Dewey received Bachelor and Master of Science degrees in Finance from Louisiana State University in Baton Rouge. Active in community affairs, Mr. Dewey has served on the Board of St. Dominic Health Services Foundation, Inc., the Jackson Preparatory School Board of Trustees, the Board of Fellowship of Christian Athletes of Mississippi and the Dean’s Advisory Council of the E. J. Ourso College of Business at LSU.

“I am delighted that the Board has recognized Duane for his outstanding leadership over the last 16 years at Trustmark, and I look forward to our continued partnership as we build a premier financial services company,” said Mr. Host.

R. Michael Summerford commented, “I have appreciated the opportunity to serve on the Trustmark Board in a number of capacities over the past 15 years.  The Board and executive management are highly engaged and are among the best in the business, which gives me great confidence in the future success of Trustmark.  Jerry Host is well positioned to take on the additional responsibilities as Chairman in addition to his role as Chief Executive Officer of Trustmark Corporation and Trustmark National Bank.  Similarly, Duane Dewey has a proven record of accomplishment and is ideally suited for the additional responsibilities as President and Chief Operating Officer of Trustmark National Bank.  Collectively, the Host/Dewey team ensures continuity of leadership that benefits our customers, associates, communities and shareholders.”

Additional Information

Trustmark is a financial services company providing banking and financial solutions through 193 offices in Alabama, Florida, Mississippi, Tennessee and Texas.

Trustmark Investor Contacts:

Louis E. Greer

Treasurer and Principal Financial Officer

601-208-2310

F. Joseph Rein, Jr.

Senior Vice President

601-208-6898

Trustmark Media Contact:

Melanie A. Morgan

Senior Vice President

601-208-2979